UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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DATA CALL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT
OF
DATA CALL TECHNOLOGIES, INC.
 700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060
(866) 219-2025

To Our Stockholders:

On September 16, 2016, Data Call Technologies, Inc. (the "Company") the Board of Directors unanimously approved an amendment to the Company's Articles of Incorporation (the "2016 Amended Articles") to effect a reverse stock split whereby all outstanding shares of the Company's $0.001 par value common stock ("Common Stock") will be subject to a reverse split on a One for Thirty (1:30) basis (the "Reverse Split"). The 2016 Amended Articles were authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated September 16, 2016, a copy of which is attached hereto as Exhibit A.1.

This Information Statement will be sent to you for information purposes only and you are not required to take any action.

By Order of the Board of Directors:
/s/ Timothy E. Vance
Timothy E. Vance
CEO and Director

Houston, Texas
September 30, 2016

DATA CALL TECHNOLOGIES, INC.
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060
(866) 219-2025

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information statement is being filed with the SEC on September 30, 2016, in connection with the Joint Written Consent of the Board of Directors and the Majority Stockholders, both dated September 16, 2016, to implement a reverse stock split of the issued and outstanding shares of the Company's Common Stock on a One for Thirty (1:30) basis (the "Reverse Split"). The Joint Written Consent of the Board of Directors and the Majority Stockholders approving the 2016 Amended Articles, attached hereto as Exhibit A.1, were adopted pursuant to the provisions of chapter 78.2055 of the Nevada Revised Statute ("NRS").

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the actions approved by the Joint Written Consent of the Board of Directors and the Majority Stockholders cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. This Information Statement shall constitute notice to our stockholders of the above action taken by the Joint Written Consent of the Board of Directors and the Majority Stockholders on September 16, 2016, with respect the 2016 Amended Articles.

New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose. No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 30 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares. No stockholder will receive cash in lieu of a fractional share.

The Company's Common Stock is subject to quotation on the OTC Market under the symbol "DCLT." Upon the Effective Date of the Reverse Split, FINRA will change our symbol from "DCLT" to "DCLTD" for a period of twenty (20) business days to indicate to the brokerage and investment community that the Reverse Split has occurred.

THE REVERSE SPLIT

On September 16, 2016, the Company's Board of Directors unanimously approved the 2016 Amended Articles to effect a reverse stock split whereby all outstanding shares of the Company's Common Stock will be subject to the Reverse Split. The 2016 Amended Articles were authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated September 16, 2016, a copy of which is attached hereto as Exhibit A.1.

Background and Purposes of the Reverse Split

The Reverse Split of the Company's currently issued and outstanding 144,976,421 shares of Common Stock will reduce the number of issued and outstanding shares to 4,832,547 shares, without changing the 200,000,000 authorized shares of Common Stock. The Board of Directors believes that the Reverse Split will benefit all stockholders, as without the Reverse Split, the Company may have problems to seek additional capital for its current business.

The reduction in the number of outstanding shares could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Split will result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the OTC Market.

Any new shares issued following the Effective Date of the Reverse Split will be fully paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole integer.

The Reverse Split will not change the number of authorized shares of Common Stock or the par value of our Common Stock. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

On September 16, 2016, the date immediately preceding the filing of this Information Statement on Schedule 14C, the closing price of our shares subject to quotation on the OTC Market was $0.0022 and the total market value was approximately $318,948 based on 144,976,421 shares of Common Stock outstanding.

Rationale for the Reverse Split

The Board of Directors believes that a Reverse Split should, at least initially, increase the price of our shares of Common Stock to approximately $0.07 per share. While the Reverse Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in our share price, which increase may not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock.

In addition, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. However, the Company's aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to Company's operations. Upon implementation of the Reverse Split and decrease the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that amending our Articles of Incorporation to implement the Reverse Split is in our best interests and that of our stockholders.

Effects of the Reverse Split

The Articles of Amendment to our Articles of Incorporation will implement the Reverse Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA (the "Effective Date"), which will also change our symbol on the OTC Market from "DCLT" to "DCLTD" for a period of twenty (20) business days following the Effective Date to indicate to the brokerage and investment community that the Reverse Split has occurred.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed reverse stock split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of One for Thirty (1:30). However, a Reverse Split would affect all of our stockholders equally and will not affect any stockholder's percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split.

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects

Upon the Effective Date of the Reverse Split, the Company will have 4,832,547 shares issued and outstanding and will have 200,000,000 shares of authorized Common Stock. These additional shares would be available for issuance from time to time for business purposes as reasonably determined by the Board of Directors. In connection with capital-raising transactions and acquisitions of technologies, or assets, consistent with our current business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine potential transactions, we have no current plans or arrangements to issue any additional shares of Common Stock. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company's management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Split have been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

Following the Reverse Split, the Company will continue to have 200,000,000 shares of Common Stock authorized and approximately 4,832,547 shares of Common Stock outstanding and, as a result, the Company will have approximately 195,167,452 authorized but unissued shares of Common Stock available for issuance from time to time at the discretion of the Board of Directors. Notwithstanding the forgoing, the Board has no present plans to use any of the additional shares of Common Stock that will become available. Further, the Board does not currently contemplate entering into any arrangements or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences.

Accounting Matters

The Reverse Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: "If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed."

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company's available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company's transfer agent will adjust the record books of the company to reflect the Reverse Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder's proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder's basis in the post-split shares would equal that stockholder's basis in the pre-split shares. A stockholder's holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders. Our company should not recognize gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of September 30, 2016 that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.
Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Timothy Vance, CEO and Chairman	14,170,000	9.77%
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

Gary D. Woerz, CFO and Director	13,700,000	9.45%
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

John Schafer, Director	1,000,000	0.69%
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

Director and Officer (3 person)	28,870,000	19.91%

(1) Applicable percentage ownership is based on 144,976,421 shares of Common Stock outstanding as of September 30, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of September 30, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The following table sets forth the name, age and position of each of our Directors and executive officers. Our officers and Directors are as follows:

Name	Age	Position
Timothy Vance	50	Chief Executive Officer, Chief Operating Officer and Director
Gary D. Woerz	70	Chief Financial Officer and Director
John Schafer	41	Director

Timothy Vance - Chief Executive Officer, Chief Operating Officer and Director

Timothy Vance, a founder and an intricate element in the fabric of the Company, has served as one of our Directors since June 2003, as our Chief Operating Officer since January 2007 and as our Chief Executive Officer since July 2008. Mr. Vance has been part of the Data Call management team since the company's inception. Prior to founding Data Call, Mr. Vance was employed at QVS Wireless Corporation. Prior to QVS Wireless, Mr. Vance was employed for 17 years by World Ship Supply, a global maritime supply company. He was the General Manager of the Houston branch for several years before following his entrepreneurial vision.

Gary D. Woerz - Chief Financial Officer and Director

From March 2009 to January 2012, Gary Woerz provided financial consulting services to private and public companies. From September 2007 to January 2008, Mr. Woerz was CFO and COO of Larrea Biosciences, a public company. From July 2006 to July 2007, Mr. Woerz was the CFO of Virexx Medical Corp., a public company organized under the laws of the Province of Alberta, Canada. From April 2004 to May 2007, Mr. Woerz served as CFO of American International Industries, Inc., a public reporting company.

John Schafer - Director

Mr. Schafer has been a member of Data Call's Board of Directors since his appointment in May 2013. From March 2005 through the present, Mr. Schafer has served as Vice President of Operations of Waterfront Ventures LLC, a private company engaged in real estate development and operations, specializing in the hospitality and public service industry. Mr. Schafer's duties at Waterfront Ventures include strategic and financial planning and chief of operations. In addition, from 2004 through the present, Mr. Schafer has been President and principal of JLS Holdings LLC, a private company engaged in the business of marketing, business development, financial planning and promotion, primarily for the real estate and hospitality industry, among others.

Employment Agreements

Effective January 30, 2013, the Company entered into a five-year employment agreement with Tim Vance, to as Chief Executive Officer and Chief Operating Officer at a base compensation of $85,000 per year. The agreement also provided for the issuance of 7,500,000 restricted shares of the Company's common stock which vest at the rate of 1,500,000 shares per year and the grant of options to purchase 500,000 shares per annum at a price of $0.0015, commencing on February 1, 2013. On January 8, 2015, Board of Directors amended the employment agreement with Mr. Vance to provide for the issuance of an additional 6,000,000 restricted shares which vest at the rate of 2,000,000 shares per year. During the period ended March 31, 2015 the Company determined that the Employment Agreements between the Company and its Executive Officers be amended to adjust the exercise price of the options from $0.03 to $0.0015 and that the expiration date of the options to be extended from January 31, 2018 to December 31, 2019.

Also effective on January 30, 2013, the Company entered into a five-year employment agreement with Gary D. Woerz to serve as Chief Financial Officer at a base compensation of $52,000 per year. The agreement also provided for the issuance of 7,500,000 restricted shares of the Company's common stock which vest at the rate of 1,500,000 shares per year, and the grant of warrants to purchase 400,000 shares per annum at a price of $0.0015, commencing on February 1, 2013. On January 8, 2015, Board of Directors amended the employment agreement with Mr. Woerz to provide for the issuance of an additional 6,000,000 restricted shares which vest at the rate of 2,000,000 shares per year. During the period ended March 31, 2015 the Company determined that the Employment Agreements between the Company and its Executive Officers be amended to adjust the exercise price of the options from $0.03 to $0.0015 and that the expiration date of the options to be extended from January 31, 2018 to December 31, 2019.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation during the fiscal years ending December 31, 2015, 2014 and 2013.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	Total
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Timothy Vance, CEO, COO, Director (1)	2015	85,000	---	6,000	---	---	91,000
	2014	85,000	---	2,500	---	---	87,500
	2013	84,702	---	1,500	---	---	86,202
Garry D. Woerz, CFO, Director (2)	2015	52,000	---	4,000	---	---	56,000
	2014	52,000	---	2,500	---	---	54,500
	2013	52,000	---	1,500	---	---	53,500

(1) In June 2008, Timothy E. Vance was appointed CEO of the Registrant.
(2) In January 2013, Gary D. Woerz was appointed CFO of the Registrant.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "Exchange Act Filings") with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of

Data Call Technologies, Inc.
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060
(866) 219-2025

Date: September 30, 2016

By: /s/ Timothy E. Vance
Timothy E. Vance, Chief Executive Officer

Exhibit A.1

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS AND MAJORITY STOCKHOLDERS
OF
DATA CALL TECHNOLOGIES, INC.

The undersigned, being the members of the Board of Directors of Data Call Technologies, Inc., a Nevada corporation (the "Corporation"), together with the written consent of the holders of a majority of the outstanding shares of the Corporation's capital stock entitled to vote on all matters presented to the Corporation's holders of common stock, $0.001 (the "Common Stock"), acting pursuant to the authority granted by NRS 78:320 of the Nevada Revised Statutes, do hereby adopt the following resolutions, which resolutions have been approved by the written consent of the holders of a majority of the Corporation's outstanding shares of Common Stock as of this 16th day of September 2016.

AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT ON A ONE FOR THIRTY BASIS

WHEREAS, the undersigned members of the Corporation's Board of Directors have determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock, the market price of the Common Stock and the relatively limited investor interest in the Corporation's Common Stock based upon the foregoing, to authorize and approve a reverse split of the Corporation's outstanding shares of Common Stock on a One for Thirty (1:30) basis.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOUR so that, as amended, said Article shall be and read as follows:

"The total number of shares which the Corporation shall be entitled to issue is 210,000,000 shares of capital stock consisting of 200,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001 and that the Board of Directors has the authority to establish one or more series of preferred stock and fix relative rights and preferences of any series of preferred stock to be determined by the Board of Directors. The 144,976,421 outstanding shares of common stock on September 15, 2016 (the "Record Dated"), will be reduced on a One for Thity (1:30) basis to 4,832,515 outstanding shares of common stock."

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED , that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with NRS 78:320 of the Nevada Revised Statutes, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

DATA CALL TECHNOLOGIES, INC.
By its Board of Directors:	Dated: September 16, 2016
/s/ Timothy Vance, Chairman
/s/ Gary D. Woerz, Director
/s/ John Schafer, Director

Table of Majority Consenting Stockholders

The following table sets forth the name or each consenting stockholder, his relationship to the Corporation and the percentage of voting shares owned by each at September 15, 2016, at which there were a total of 144,976,421 outstanding shares of Common Stock, and 10,000 shares of voting Series B Preferred Stock owned by Timothy Vance. The Series B Stock, which may be issued in one or more series by the terms of which may be and may include preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions, has the right to vote, in the aggregate, on all shareholder matters, equal to 51% of the total shareholder vote on any and all shareholder matters. Based upon the 144,976,421 shares of Common Stock issued and outstanding, Mr. Vance's Series B Preferred Stock is entitled to 73,937,975 votes.

Name of Consenting Stockholder	Number of Voting Shares	Percentage of Voting Shares
/s/ Timothy Vance
Timothy Vance, CEO and Chairman	14,170,000	9.77%
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

/s/ Timothy Vance
Timothy Vance, CEO and Chairman	10,000 preferred shares or	51.00%
700 South Friendswood Drive, Suite E	73,937,975 voting shares (1)
Friendswood, TX 77546 Houston, TX 77060

/s/ Gary D. Woerz
Gary D. Woerz, CFO and Director	13,700,000	9.45%
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

/s/ John Schafer	1,000,000	0.69%
John Schafer, Director
700 South Friendswood Drive, Suite E
Friendswood, TX 77546 Houston, TX 77060

Total Voting Shares	102,807,975	70.91%

(1) Represents shares of the Corporation's Series B Preferred Stock owned of record and beneficially by Timothy Vance, CEO and Chairman, having the right to vote, in the aggregate, a number of votes equal to 51% of the total stockholder vote on any and all stockholder matters. On September 15, 2016, the Corporation had 144,976,421 shares of Common Stock outstanding and, as a result, the 10,000 shares of voting Series B Preferred Stock have the right to vote and have voted 73,937,975 shares in favor of the Reverse Split, based upon the total of shares of common stock issued and outstanding.